EXHIBIT 99.3

Navistar International Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Financial Statements

On June 4, 2009, Navistar International Corporation (“Navistar” or the “Company”), through its wholly owned subsidiary Workhorse International Holding Company, completed the acquisition of certain assets of Monaco Coach Corporation (“Monaco”) for cash consideration of approximately $45 million and the payment of certain tax liabilities. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Navistar and Monaco after giving effect to the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

At the time of the acquisition, Navistar and Monaco had different fiscal year ends. The unaudited pro forma condensed combined balance sheet as of October 31, 2008 is presented as if the acquisition had occurred on October 31, 2008. The unaudited pro forma combined statement of operations for the year ended October 31, 2008 is presented as if the acquisition had occurred on November 1, 2007. The unaudited pro forma condensed combined financial statements are based on the Company’s historical audited financial statements as of and for the year ended October 31, 2008 and Monaco’s historical unaudited financial information as of and for the twelve-month period ended September 27, 2008. In compiling Monaco’s historical unaudited financial information for the twelve-month period ended September 27, 2008, the Company used Monaco’s fiscal fourth quarter of 2007 ended December 29, 2007 and the first three quarters of fiscal 2008 ended September 27, 2008. The historical unaudited financial information for Monaco has been adjusted to reflect certain reclassifications to conform to the Company’s financial statement presentation.

The total purchase price of approximately $50 million has been allocated on a preliminary basis to assets acquired in connection with the acquisition based on the estimated fair values as of the completion of the acquisition. These allocations reflect various preliminary estimates that are available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the purchase price allocation period as valuations are finalized.

The assets purchased by Navistar represent the majority of Monaco’s Motorized Recreational Vehicle and Towable Recreational Vehicle segments. The Company did not purchase certain assets, primarily related to Monaco’s Resorts Segment, nor did Navistar assume any of Monaco’s liabilities. Certain pro forma adjustments have been included in the unaudited pro forma condensed combined financial statements to exclude those assets and liabilities that were not purchased by Navistar.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Monaco included in Exhibit 99.1 and Exhibit 99.2 of this Current Report on Form 8-K/A and the historical financial statements and accompanying notes of Navistar included in our Form 10-K for the year ended October 31, 2008.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X, except as discussed in the explanatory note, and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results or operations of financial position of the Company.

Navistar International Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 31, 2008

	Historical		Pro Forma Adjustments	Notes	Pro Forma Consolidated
	Navistar International Corporation	Monaco Coach Corporation
(in millions)
Assets
Current assets
Cash and cash equivalents	$861	$3	$(53)	(A), (B)	$811
Finance and other receivables, net	2,814	45	(45)	(B)	2,814
Inventories	1,628	135	(15)	(B), (C)	1,748
Other current assets	232	72	(72)	(B)	232

Total current assets	5,535	255	(185)		5,605
Restricted cash and cash equivalents	557	—	—		557
Finance and other receivables, net	1,979	—	—		1,979
Property and equipment, net	1,501	118	(117)	(B), (C)	1,502
Goodwill	297	39	(39)	(B)	297
Intangible assets, net	232	—	—		232
Other noncurrent assets	289	30	(30)	(B)	289

Total assets	$10,390	$442	$(371)		$10,461

Liabilities, Redeemable Equity Securities, and Stockholders’ Equity (Deficit)
Current liabilities
Notes payable and current maturities of long-term debt	$665	$25	$(25)	(B)	$665
Accounts payable	2,027	56	(56)	(B)	2,027
Other current liabilities	1,183	127	(126)	(B)	1,184

Total current liabilities	3,875	208	(207)		3,876
Long-term debt	5,409	—	—		5,409
Postretirement benefits liabilities	1,646	—	—		1,646
Other noncurrent liabilities	812	1	(1)	(B)	812

Total liabilities	11,742	209	(208)		11,743
Redeemable equity securities	143	—	—		143
Stockholders’ equity (deficit)
Convertible junior preference stock	4	—	—		4
Common stock and additional paid in capital	1,973	73	(73)	(D)	1,973
Accumulated income (deficit)	(2,392)	160	(90)	(D)	(2,322)
Accumulated other comprehensive loss	(943)	—	—		(943)
Common stock held in treasury, at cost	(137)	—	—		(137)

Total stockholders’ equity (deficit)	(1,495)	233	(163)		(1,425)

Total liabilities, redeemable equity securities, and stockholders’ equity (deficit)	$10,390	$442	$(371)		$10,461

See accompanying notes to the unaudited pro forma condensed combined balance sheet.

Navistar International Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 31, 2008

(A)	Represents $45 million of cash paid in connection with the acquisition, $2 million paid to third-parties, and $3 million of acquisition-related transaction fees and closing costs.

(B)	Reflects the elimination of certain assets and liabilities included in historical Monaco financial information that were not acquired or assumed by Navistar in the acquisition.

(in millions)
Cash and cash equivalents	$3
Finance and other receivables, net	45
Inventories	2
Other current assets	72
Property and equipment, net	5
Goodwill	39
Other noncurrent assets	30
Notes payable and current maturities of long-term debt	25
Accounts payable	56
Other current liabilities	126
Other noncurrent liabilities	1

(C)	Represents the following purchase accounting adjustments:

(in millions)
Monaco historical net book value of assets acquired	$245
Adjustment of inventory to fair value	(13)
Adjustment of property and equipment to fair value	(112)

Net fair value of assets acquired	120
Total purchase price	50

Pro forma gain on acquisition	$70

(D)	Reflects the following adjustments to stockholders’ equity (deficit):

(in millions)
Elimination of Monaco historical accumulated income	$160
Pro forma gain on acquisition	(70)

Adjustment to accumulated income (deficit)	$90
Elimination of Monaco historical common stock and additional paid in capital	73

Total	$163

The pro forma purchase accounting adjustments to stockholders’ equity (deficit) include a nonrecurring pro forma gain on acquisition of $70 million, which is not included in the unaudited pro forma combined statement of operations for the year ended October 31, 2008. Navistar expects to record an extraordinary gain through purchase accounting of approximately $23 million, which will be reflected in the consolidated statement of operations for the period ended July 31, 2009. The difference between the nonrecurring pro forma gain reflected above and the extraordinary gain that the Company expects to record through purchase accounting is reflective of the change in certain asset balances from the date of the pro forma condensed combined balance sheet through the date of acquisition.

Navistar International Corporation and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended October 31, 2008

	Historical		Pro Forma Adjustments	Notes	Pro Forma Consolidated
	Navistar International Corporation	Monaco Coach Corporation
(in millions, except per share data)
Sales and revenues
Sales of manufactured products, net	$14,399	$913	$(32)	(A), (B)	$15,280
Finance revenues	325	—	—		325

Sales and revenues, net	14,724	913	(32)		15,605

Costs and expenses
Costs of products sold	11,930	857	(37)	(A), (B), (C)	12,750
Impairment of property and equipment	358	65	(65)	(E)	358
Selling, general and administrative expenses	1,453	92	(11)	(A), (C)	1,534
Engineering and product development costs	380	7	—		387
Interest expense	469	4	(4)	(D)	469
Other expense, net	14	4	—		18

Total costs and expenses	14,604	1,029	(117)		15,516
Equity in income of non-consolidated affiliates	71	—	—		71

Income (loss) before income tax	191	(116)	85		160
Income tax benefit (expense)	(57)	28	(27)	(F)	(56)

Net income (loss)	$134	$(88)	$58		$104

Basic earnings per share	$1.89				$1.47
Diluted earnings per share	$1.82				$1.42
Weighted average shares outstanding
Basic	70.7				70.7
Diluted	73.2				73.2

See accompanying notes to the unaudited pro forma combined statement of operations.

Navistar International Corporation and Subsidiaries

Notes to Unaudited Pro Forma Combined Statement of Operations

For the Year Ended October 31, 2008

(A)	Reflects the elimination of certain sales, costs of sales, and selling, general and administrative expenses included in Monaco’s historical financial information that were not acquired by Navistar in the acquisition, primarily related to Monaco’s Resorts segment.

(in millions)
Sales of manufactured products, net	$19
Costs of products sold	15
Selling, general and administrative expenses	7

(B)	Represents the elimination of $13 million of sales and related costs of products sold for sales made by Navistar to Monaco.

(C)	Reflects the elimination of $9 million and $4 million of depreciation expense from costs of products sold and selling, general and administrative expenses, respectively. The acquired fixed assets were assigned a value of $1 million through purchase accounting.

(D)	Reflects the elimination of Monaco’s interest expense related to debt not assumed by Navistar.

(E)	Represents the elimination of goodwill impairment charges and fixed asset impairment charges. The acquisition of Monaco did not result in goodwill, and fixed assets and other intangibles were assigned a value of $1 million through purchase accounting.

(F)	Represents the elimination of the Monaco’s income tax benefit for the year-ended September 27, 2008. For the year-ended October 31, 2008, Navistar maintained a full valuation allowance against all deferred tax assets related to U.S. operations. However, Navistar had a 2% federal alternative minimum tax rate for the period after giving effect to the alternative minimum tax net operating loss carryforward.